                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                              JPS INDUSTRIES, INC.
                              --------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    46624E405
                           ---------------------------
                                 (CUSIP Number)



                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









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                                  SCHEDULE 13G

CUSIP NO.  46624E405

===============================================================================
       1        NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                MASTER RETIREMENT PENSION TRUST OF JPS INDUSTRIES, INC.
===============================================================================
       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    a [ ]
                                                                     b [ ]


===============================================================================
       3        SEC USE ONLY



===============================================================================
       4        CITIZENSHIP OR PLACE OF ORGANIZATION

                PENNSYLVANIA

===============================================================================
                   5    SOLE VOTING POWER
                        1,925,658
  NUMBERS OF
    SHARES      ===============================================================
 BENEFICIALLY      6    SHARED VOTING POWER
 OWNED BY EACH          0
   REPORTING    ===============================================================
  PERSON WITH      7    SOLE DISPOSITIVE POWER
                        1,925,658
                ===============================================================
                   8    SHARED DISPOSITIVE POWER
                        0
===============================================================================
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         1,925,658
===============================================================================
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                       [ ]


===============================================================================
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                19.257%
===============================================================================
      12        TYPE OF REPORTING PERSON*

                EP
===============================================================================

-------------------------------------------------------------------------------
Item 1(a).          Name of Issuer
                    JPS INDUSTRIES, INC.
-------------------------------------------------------------------------------
Item 1(b).          Address of Issuer's Principal Executive Offices
                    555 N. PLEASANTVILLE DRIVE SUITE 202 GREENVILLE, SC 29607
-------------------------------------------------------------------------------
Item 2(a).          Name of Person Filing
                    MASTER RETIREMENT PENSION TRUST OF JPS INDUSTRIES, INC.
-------------------------------------------------------------------------------
Item 2(b).          Address of Principal Business Office
                    MELLON BANK, N.A.; ONE MELLON BANK CENTER, ROOM 0930;
                    PITTSBURGH, PA 15258-0001
--------------------------------------------------------------------------------
Item 2(c).          Citizenship
                    PENNSYLVANIA
--------------------------------------------------------------------------------
Item 2(d).          Title of Class of Securities
                    COMMON STOCK
--------------------------------------------------------------------------------
Item 2(e).          CUSIP Number
                    46624E405
--------------------------------------------------------------------------------
If This             (a) [ ] Broker or dealer registered under Section 15 of the
Statement Is                Act
   Filed            (b) [ ] Bank as defined in section 3(a)(6) of the Act
Pursuant to         (c) [ ] Insurance Company as defined in section 3(a)(19) of
 Rules 13d-                 the Act
1(b), or 13d-       (d) [ ] Investment Company registered under section 8 of the
2(b), Check                 Investment Company Act
 Whether the        (e) [ ] Investment Advisor registered under section 203 of
Person Filing               the Investment Advisors Act of 1940
  Is a              (f) [X] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                            Security Act of 1974 or Endowment Fund; see Rule
                            13d-1(b)(1)(ii)(F).
                    (g) [ ] Parent Holding Company, in accordance with Rule
                            13d-1(b)(ii)(G).
                    (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).
--------------------------------------------------------------------------------
Item 4(a).          Amount Beneficially Owned
                             1,925,658
--------------------------------------------------------------------------------
Item 4(b).          Percent of Class
                             19.257%
--------------------------------------------------------------------------------
Item 4(c).          Number of Shares as to Which the Person has
                             (i)      Sole Power to Vote or to Direct the Vote
                                             1,925,658
                             (ii)     Shared Power to Vote or to Direct the Vote
                                             0
                             (iii)    Sole Power to Dispose or to Direct the
                                             Disposition of
                                             1,925,658
                             (iv)     Shared Power to Dispose or to Direct the
                                             Disposition of
                                             0
--------------------------------------------------------------------------------
Item 5.             Ownership of Five Percent or Less of a Class
                           NOT APPLICABLE
--------------------------------------------------------------------------------
Item 6.             Ownership of More than Five Percent on Behalf of Another
                    Person
                             NOT APPLICABLE
--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported
                    on By the Parent Holding Company
                             NOT APPLICABLE
--------------------------------------------------------------------------------
Item 8.             Identification and Classification of Members of the Group
                             NOT APPLICABLE
--------------------------------------------------------------------------------
Item 9.             Notice of Dissolution of Group
                             NOT APPLICABLE
--------------------------------------------------------------------------------
Item 10.            Certification
                              BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.
--------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                             By: /s/ Wm Ellis Jackson
                                                -------------------------------
                                                Member, Investment Committee



Date:  February 14, 2000